CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Investment Managers Series Trust with respect to the Advisory Research Funds, each a series of Investment Managers Series Trust.

 TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 25, 2009